EXHIBIT 99.1
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                     PPL MONTANA ASKS FEDERAL COURT TO VOID
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           MONTANA PUBLIC SERVICE COMMISSION ORDER AS UNCONSTITUTIONAL
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          Allentown, Pa.-- (July 10, 2001) Action by the Montana Public Service
Commission that attempts to regulate sales from power plants owned by PPL Montana not only is unconstitutional but also contradicts a previous action by the commission, PPL Montana said in a complaint filed Tuesday (7/10).
          The company, in the action filed with the U.S. District Court in Helena, asks the federal court to declare the PSC action "preempted, unconstitutional and void." The complaint also asks the court to issue an order "enjoining the PSC from seeking to exercise any authority, control or regulation of wholesale sales from PPL Montana's generating assets."
          "While it is unfortunate that it has become necessary to file such a complaint against the Montana PSC, this action should come as no surprise," said Robert J. Grey, senior vice president and general counsel for PPL Corporation (NYSE: PPL), the parent company of PPL Montana. "We have said on numerous occasions that we would vigorously challenge any attempt by state authorities to regulate sales from these power plants, which clearly are under the jurisdiction of a federal agency."
          On June 26, the Montana PSC issued an order in which it found that any purchaser of power plants formerly owned by The Montana Power Company must sell electricity to Montana Power under conditions established by the PSC. PPL Montana purchased two coal-fired plants and 11 hydroelectric units from Montana Power in 1999.
          Grey said that the Federal Power Act preempts states from exercising regulatory authority over sale of electricity in wholesale markets. In addition, the Federal Energy Regulatory Commission has granted PPL Montana special status to sell solely in the wholesale market.
          Grey also pointed out that, in an action taken on May 25, 1999, the Montana PSC approved federal control over PPL Montana's plants as in the public interest. "The commission's recent action inexplicably tries to overturn that previous judgment," said Grey.
          In addition to the PSC action being preempted by Supremacy Clause of the U.S. Constitution, Grey said several other constitutional violations arise from the attempted regulation:
o The PSC's efforts to regulate wholesale electricity sales and the transmission of electricity interfere with interstate commerce in violation of the Commerce Clause of the constitution.
o The PSC order would require PPL Montana to sell electricity to Montana Power in quantities and prices that are contrary to an existing power purchase agreement between the two companies, violating the Contracts Clause of the constitution.
o The PSC order imposes arbitrary, capricious and discriminatory requirements on PPL Montana in violation of the Due Process Clause of the constitution.


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o    The PSC order would require PPL Montana to sell electricity at below market prices, resulting in a taking of PPL property without just compensation, a violation of the Fifth Amendment of the constitution.
o The PSC order denies PPL Montana equal protection, violating the Equal Protection Clause of the Fourteenth Amendment to the constitution.

          "PPL understands the energy challenges facing the state of Montana and we have taken meaningful actions to help mitigate these challenges," said Grey. "We are very disappointed that the Montana PSC is persisting in a misguided and unconstitutional attempt to regulate sales from our power plants. This PSC action only will serve to distract attention from productive efforts - of which we have been a part - to provide adequate energy supplies for the state's residents and businesses."
          Following through on its commitment to be a part of the solution to Montana's electricity supply concerns, PPL has offered to supply Montana Power with 500 megawatts of power produced by PPL's plants at 4 cents per kilowatt-hour for five years.
          When PPL Montana purchased its Montana plants, it agreed to supply Montana Power with electricity, at less than 2.5 cents per kilowatt-hour. It is continuing to supply Montana Power with electricity under this agreement through June 30, 2002.
          In addition, PPL Montana has voluntarily provided 20 megawatts of below-market-priced electricity to a power pool that the state has established for industrial customers. PPL is the only company providing electricity to that pool.
          PPL EnergyPlus, another subsidiary of PPL Corporation, also has been making competitive energy supply offers to industrial customers in Montana. PPL EnergyPlus recently signed a six-year contract with Advanced Silicon Materials LLC, a leading polysilicon producer for the semiconductor industry that is one of Montana's largest industrial operations and a major employer in the state.
          PPL Montana and PPL EnergyPlus, both subsidiaries of PPL Corporation, have offices in Butte, Billings and Helena and together employ more than 500 people in Montana. PPL Montana operates the Colstrip and Corette generating plants and 11 hydroelectric facilities within the state.
          PPL Corp., headquartered in Allentown, Pa., generates electricity at power plants in key U.S. markets; markets wholesale or retail energy in 42 U.S. states and Canada; and delivers electricity to nearly 6 million customers in Pennsylvania, in the United Kingdom and in Latin America.

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